PROSPECTUS	Pricing Supplement No. 3964
Dated November 21, 2002	Dated December 5, 2003
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated November 22, 2002	No. 333-100527

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)

Trade Date: December 5, 2003

Settlement Date (Original Issue Date): December 10, 2003

Maturity Date: December 10, 2043 (subject to earlier redemption or repayment as described under "Additional Terms--Redemption of the Notes" and "Additional Terms--Repayment at Option of Holder", respectively).

Principal Amount (in Specified Currency): US$ 31,969,000

Price to Public (Issue Price): 100%

Agent's Discount or Commission: 1.00%

Net Proceeds to Issuer (in Specified Currency): US$ 31,649,310

Interest Rate:

Interest Calculation:

■ Regular Floating Rate

☐ Inverse Floating Rate

☐ Other Floating Rate

Interest Rate Basis: ☐ CD Rate ☐ Commercial Paper Rate

☐ Federal Funds Open Rate (See "Additional Terms - Interest" below)

■ LIBOR ☐ Prime Rate ☐ Treasury Rate

☐ Other (See "Additional Terms - Interest" below)

Spread (Plus or Minus): minus 25 basis points

Spread Multiplier: N/A

Index Maturity: One Month

Index Currency: U.S. Dollars

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Floating Rate)
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Pricing Supplement No. 3964
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Rule 424(b)(3)-Registration Statement
No. 333-100527

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

Interest Payment Period: Monthly

Interest Payment Dates: Monthly on the 10th of each month, commencing January 10, 2004.

Initial Interest Rate: To be determined two London Business Days prior to the Original Issue Date based on the one month USD LIBOR minus 25 basis points.

Interest Reset Periods and Dates: Monthly, on each Interest Payment Date.

Interest Determination Dates: Monthly, two London Business Days prior to each Interest Reset Date.

Clearance and Settlement:

X DTC only

___ DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under "Global Clearance and Settlement Procedures" in the accompanying Prospectus Supplement)

___ DTC and Euroclear/Clearstream, Luxembourg (as described under "Description of Notes General - Special Provisions Relating to Certain Foreign Currency Notes" in the accompanying Prospectus Supplement).

___ Euroclear and Clearstream, Luxembourg only

CUSIP No.: 36962GF25

Listing:

___ Listed on the Luxembourg Exchange

_X_ Not listed on the Luxembourg Exchange

___ Other listing: (specify)

(Floating Rate)
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Pricing Supplement No. 3964
Dated December 5, 2003
Rule 424(b)(3)-Registration Statement
No. 333-100527

Additional Terms:

General.

The following description of the terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, insofar as such description relates to the Notes, the description of the general terms and provisions of the Notes set forth in the accompanying Prospectus dated November 21, 2002 and Prospectus Supplement, dated November 22, 2002.

Redemption of the Notes.

The Notes may not be redeemed prior to December 10, 2033. On that date and thereafter the Notes may be redeemed, at the option of the Company, in whole or in part, at the redemption prices (in each case expressed as a percentage of the principal amount) set forth in the following table, together in each case with interest accrued to the date fixed for redemption (subject to the right of the registered holder on the record date for an interest payment becoming due on or prior to such date fixed for redemption to receive such interest):

If Redeeming During

The Period Redemption

Set Forth Below Price

December 10, 2033 through December 9, 2034 105.00%

December 10, 2034 through December 9, 2035 104.50%

December 10, 2035 through December 9, 2036 104.00%

December 10, 2036 through December 9, 2037 103.50%

December 10, 2037 through December 9, 2038 103.00%

December 10, 2038 through December 9, 2039 102.50%

December 10, 2039 through December 9, 2040 102.00%

December 10, 2040 through December 9, 2041 101.50%

December 10, 2041 through December 9, 2042 101.00%

December 10, 2042 through December 9, 2043 100.50%

December 10, 2043 100.00%

In the event of any redemption of less than all the outstanding Notes, the particular Notes (or portions thereof in integral multiples of $1,000) to be redeemed will be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

(Floating Rate)
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Pricing Supplement No. 3964
Dated December 5, 2003
Rule 424(b)(3)-Registration Statement
No. 333-100527

Notice of redemption shall be provided at least 30 and not more than 60 calendar days prior to the date fixed for redemption as described under "DESCRIPTION OF NOTES--Optional Redemption" in the accompanying Prospectus Supplement.

Repayment at Option of Holder.

Any Note will be repayable at the option of the holder thereof, upon written notice as provided in the Note, on the Interest Payment Dates and at the repayment prices (in each case expressed as a percentage of the principal amount) set forth in the following table, together in each case with interest accrued to the date of repayment (subject to the right of the registered holder on the record date for an interest payment becoming due on or prior to such date of repayment to receive such interest):

Repayment Date Price

December 10, 2005 98.00%

December 10, 2006 98.25%

December 10, 2007 98.50%

December 10, 2008 98.75%

December 10, 2009 99.00%

December 10, 2010 99.25%

December 10, 2011 99.50%

December 10, 2012 99.75%

December 10, 2013 100.00%

and on each anniversary thereafter until maturity 100.00%

In order for a Note to be repaid, the Paying Agent must receive Notice at least 30 but not more than 60 calendar days prior to the optional repayment date as described under "DESCRIPTION OF NOTES--Repayment at the Noteholders' Option; Repurchase" in the accompanying Prospectus Supplement.

Certain United States Tax Considerations.

The following discussion supplements the discussion contained in the Prospectus Supplement dated November 22, 2002 under the heading "United States Tax Considerations." Prospective purchasers of Notes are advised to consult their own tax advisors with respect to tax matters relating to the Notes.

(Floating Rate)
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Pricing Supplement No. 3964
Dated December 5, 2003
Rule 424(b)(3)-Registration Statement
No. 333-100527

Notes Used as Qualified Replacement Property.

Prospective investors seeking to treat the Notes as "qualified replacement property" for purposes of section 1042 of the Internal Revenue Code of 1986, as amended (the "Code"), should be aware that, in order for the Notes to constitute such qualified replacement property, the Notes themselves and the issuer must meet certain requirements. In general, qualified replacement property is a "security" issued by a domestic corporation that did not, for the taxable year preceding the taxable year in which such security was purchased, have "passive investment income in excess of 25 percent of the gross receipts of such corporation for such preceding taxable year (the "Passive Income Test"). The term "securities," is defined pursuant to section 1042 of the Code to include bonds, debentures, notes or other evidences of indebtedness of a corporation in registered form. The Internal Revenue Service (the "IRS") has in some cases expressed the view that the definition of "security" in section 354 of the Code (which generally does not include short-term debt instruments) may also be relevant in applying section 1042. The Company does not express any conclusion on whether the Notes constitute "securities" for purposes of section 1042 of the Code and potential investors should consult their own tax advisors as to the appropriate characterization of the Notes as qualified replacement property for this purpose.

In regards to the Passive Income Test, where the issuing corporation is in control of one or more corporations or such issuing corporation is controlled by one or more other corporations, all such corporations are treated as one corporation (the "Affiliated Group") for purposes of computing the amount of l) passive investment income for purposes of section 1042.

The Company believes that less than 25 percent of its Affiliated Group's gross receipts (which includes the General Electric Company and its controlled subsidiaries) are passive investment income for the taxable year ending December 31, 2002. In making this determination, the Company has made certain assumptions and used procedures which it believes are reasonable. However, the calculation and characterization of certain types of income (as active or passive investment income) in certain of the Affiliated Group's finance and insurance companies (the "Finance Companies") is not entirely clear as there are no Treasury regulations or rulings promulgated by the IRS that explain the calculation and characterization of such income in circumstances similar to those of the Company's Affiliated Group. Even if such categories of income were treated as passive investment income, the Company believes that the Affiliated Group's passive investment income did not exceed more than 25 percent of the Affiliated Group's gross receipts for the taxable year ending December 31, 2002. No assurance can be given as to whether the Company will continue to meet the Passive Income Test. It is, in addition, possible that the IRS may disagree with the manner in which the Company has calculated the Affiliated Group's gross receipts (including the characterization thereof) and passive investment income and the other conclusions reached herein.

(Floating Rate)
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Pricing Supplement No. 3964
Dated December 5, 2003
Rule 424(b)(3)-Registration Statement
No. 333-100527

Additional Information:

General.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

At September 30, 2003 the Company had outstanding indebtedness totaling $272.262 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2003 excluding subordinated notes payable after one year was equal to $271.179 billion.
		Year Ended December 31,			Nine Months ended September 30, 2003
1998	1999	2000	2001	2002
1.50	1.60	1.52	1.72	1.65	1.82

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution.

The Notes are being purchased by the following financial institutions in their respective amounts (collectively, the "Underwriters"), as principal, at 100.00% of the aggregate principal amount less an underwriting discount equal to 1.00% of the principal amount of the Notes.

Institution Citigroup Global Markets Inc.	Commitment $ 18,469,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$ 13,500,000

Total	$31,969,000

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.